Exhibit 99.1

February 21, 2024	Analyst Contact:	Erin Dailey 918-947-7411
	Media Contact:	Leah Harper 918-947-7123
ONE Gas Announces Fourth Quarter and Full Year 2023 Financial Results

Analysts' call and webcast scheduled tomorrow, Feb. 22 at 11 a.m. EST

TULSA, Okla. - Feb. 21, 2024 - ONE Gas, Inc. (NYSE: OGS) today announced its fourth quarter and full year 2023 financial results, which included diluted earnings per share of $1.27 and $4.14, respectively.

“We had another successful year at ONE Gas. The team's execution enabled us to deliver results in line with our guidance despite rapidly changing macroeconomic conditions,” said Robert S. McAnnally, president and chief executive officer. “As we celebrate ten years as ONE Gas, we remain dedicated to the safe and reliable delivery of natural gas, focused on supporting our growing service territory and committed to long-term value creation.”

2023 FINANCIAL RESULTS & HIGHLIGHTS

•Fourth quarter 2023 net income was $70.7 million, or $1.27 per diluted share, compared with $67.0 million, or $1.23 per diluted share, in the fourth quarter 2022;
•Full year 2023 net income was $231.2 million, or $4.14 per diluted share, compared with $221.7 million, or $4.08 per diluted share, last year;
•On Dec. 28, 2023, the Company settled under forward contracts 1,032,403 shares of its common stock for net proceeds of $79.0 million;
•In December 2023, the Company issued $300 million of 5.10 percent senior notes due April 2029; and
•On Jan. 23, 2024, ONE Gas increased the dividend for the first quarter 2024 by 1 cent to $0.66 per share ($2.64 annualized), payable on March 8, 2024, to shareholders of record at the close of business on Feb. 23, 2024.

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ONE Gas Announces Fourth Quarter and Full Year 2023 Financial Results
February 21, 2024

FOURTH QUARTER 2023 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $107.1 million in the fourth quarter 2023, compared with $103.6 million in the fourth quarter 2022, which primarily reflects:

•an increase of $15.6 million from new rates; and
•an increase of $1.9 million in residential sales due primarily to net customer growth.

These increases were partially offset by:

•a decrease of $1.9 million due to lower sales volumes, net of the impact of weather normalization mechanisms;
•an increase of $8.1 million in employee-related costs; and
•an increase of $5.4 million in depreciation expense due to additional capital expenditures being placed in service.

Weather was 12.5 percent warmer than normal for the three months ended Dec. 31, 2023. The impact on operating income was mitigated by weather normalization mechanisms.

Net income for the three months ended Dec. 31, 2023, includes an increase in interest expense of $1.5 million, excluding the $2.2 million interest expense increase related to the securitized bonds in Kansas, compared with the same period 2022.

Income tax expense includes a credit for amortization of the regulatory liability associated with excess deferred income taxes (EDIT) of $6.9 million and $5.5 million for the three months ended Dec. 31, 2023, and 2022, respectively.

Capital expenditures and asset removal costs were $189.6 million for the fourth quarter 2023 compared with $209.6 million in the same period last year, primarily representing expenditures for system integrity and extension of service to new areas.

FULL YEAR 2023 FINANCIAL PERFORMANCE

Operating income for the twelve-month 2023 period was $377.6 million, compared with $350.0 million in 2022, which primarily reflects:

•an increase of $61.6 million from new rates;
•an increase of $6.3 million in residential sales due primarily to net customer growth; and
•an increase of $4.9 million in ad valorem recoveries.

These increases were partially offset by:

•an increase of $26.5 million in employee-related costs; and
•an increase of $19.3 million in depreciation expense due to additional capital expenditures being placed in service.

ONE Gas Announces Fourth Quarter and Full Year 2023 Financial Results
Feb. 21, 2024

For the twelve-month 2023 period, other income, net increased $13.7 million compared with 2022, due primarily to a $12.0 million higher return on investments associated with the nonqualified employee benefit plans.

Income tax expense includes a credit for amortization of the regulatory liability associated with EDIT of $22.4 million and $18.0 million for the twelve months ended Dec. 31, 2023, and 2022, respectively.

Excluding interest related to KGSS-I bonds, net interest expense increased $22.1 million for the twelve months ended Dec. 31, 2023, associated with higher weighted average interest rate on commercial paper borrowings and the issuance of $300 million of 4.25 percent senior notes in August 2022.

Capital expenditures and asset removal costs were $728.7 million for the twelve-month 2023 period compared with $656.5 million for 2022. The increase was due primarily to expenditures for system integrity and extension of service to new areas.

On Dec. 28, 2023, the Company settled under forward contracts 1,032,403 shares of its common stock for net proceeds of $79.0 million.

In December 2023, the Company amended the forward sale agreement it entered into in March 2023 to extend the maturity date of 657,000 shares to Dec. 31, 2024 from Dec. 29, 2023. The amended forward sale agreement provides for settlement on a date, or dates, to be specified at management's discretion, but which will occur no later than Dec. 31, 2024, for 1,257,000 shares of common stock.

Had all forward contracts been settled as of Dec. 31, 2023, it would have generated net proceeds of $273.2 million, as detailed below:

Settlement Dates	Remaining Shares	Net Proceeds Available (in thousands)	Forward Price
December 31, 2024	926,465	$74,396	$80.30
December 31, 2024	1,257,000	96,709	76.94
December 31, 2024	1,200,000	88,823	74.02
December 31, 2024	180,000	13,315	73.97
Total forward sale agreements	3,563,465	$273,243	$76.68

At Dec. 31, 2023, $225.5 million of equity was available for issuance under the at-the-market equity program.

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ONE Gas Announces Fourth Quarter and Full Year 2023 Financial Results
Feb. 21, 2024

REGULATORY ACTIVITIES UPDATE

In December 2022, Oklahoma Natural Gas filed a request for a renewable natural gas (RNG) Pilot Program and Voluntary Tariff. On Nov. 21, 2023, the Oklahoma Corporation Commission issued an order approving the RNG Pilot Program and Voluntary Tariff and customer enrollment began on Dec. 1, 2023. Assessment of the tariff and pilot program will be made in the next rate case.

In August 2023, Kansas Gas Service submitted an application to the Kansas Corporation Commission (KCC) requesting an increase of approximately $8.0 million related to its Gas System Reliability Surcharge filing. The KCC issued an order in November 2023 authorizing the increase, and the new surcharge became effective on Dec. 1, 2023.

In June 2023, Texas Gas Service filed a rate case for all customers in the Rio Grande Valley service area. In November 2023, the parties filed a settlement agreement that included a 9.7 percent return on equity and an overall revenue increase of $5.9 million. On Jan. 30, 2024, the Railroad Commission of Texas issued an order approving the settlement and the new rates went into effect.

In February 2024, Texas Gas Service made Gas Reliability Infrastructure Program filings for all customers in the Central-Gulf service area, requesting a $12.3 million increase to be effective in June 2024.

2024 FINANCIAL GUIDANCE

On Nov. 29, 2023, ONE Gas announced that its 2024 net income is expected to be in the range of $214 million to $231 million, or $3.70 to $4.00 per diluted share.

Capital expenditures, including asset removal costs, are expected to be approximately $750 million in 2024, with nearly 75 percent of these expenditures targeted for system integrity and replacement projects. Capital investments for extensions to new customers are expected to be approximately $170 million.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will host a conference call on Thursday, Feb. 22, 2024, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 833-470-1428, passcode 697055, or log on to www.onegas.com/investors and select Events and Presentations.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for 30 days. The playback call may be accessed at 866-813-9403, passcode 376469.
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ONE Gas Announces Fourth Quarter and Full Year 2023 Financial Results
Feb. 21, 2024

ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•our ability to recover costs, income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates or other recovery mechanisms;
•cyber-attacks, which, according to experts, continue to increase in volume and sophistication, or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee, vendor or Company information; further, increased remote working arrangements have required enhancements and modifications to our information technology infrastructure (e.g. Internet, Virtual Private Network, remote collaboration systems, etc.), and any failures of the technologies, including third-party service providers, that facilitate working remotely could limit our ability to conduct ordinary operations or expose us to increased risk or effect of an attack;
•our ability to manage our operations and maintenance costs;
•the concentration of our operations in Oklahoma, Kansas and Texas;
•changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;
•the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;
•the length and severity of a pandemic or other health crisis which could significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;
•competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;
•adverse weather conditions and variations in weather, including seasonal effects on demand and/or supply, the occurrence of severe storms in the territories in which we operate, and climate change, and the related effects on supply, demand, and costs;
•indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;
•our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;
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ONE Gas Announces Fourth Quarter and Full Year 2023 Financial Results
Feb. 21, 2024

•our ability to complete necessary or desirable expansion or infrastructure development projects, which may delay or prevent us from serving our customers or expanding our business;
•operational and mechanical hazards or interruptions;
•adverse labor relations;
•the effectiveness of our strategies to reduce earnings lag, revenue protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility, counterparty performance or creditworthiness and interest rate risk;
•the capital-intensive nature of our business, and the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets and other sources of liquidity;
•our ability to obtain capital on commercially reasonable terms, or on terms acceptable to us, or at all;
•limitations on our operating flexibility, earnings and cash flows due to restrictions in our financing arrangements;
•cross-default provisions in our borrowing arrangements, which may lead to our inability to satisfy all of our outstanding obligations in the event of a default on our part;
•changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions to execute our business strategy;
•actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;
•changes in inflation and interest rates;
•our ability to recover the costs of natural gas purchased for our customers and any related financing required to support our purchase of natural gas supply;
•impact of potential impairment charges;
•volatility and changes in markets for natural gas and our ability to secure additional and sufficient liquidity on reasonable commercial terms to cover costs associated with such volatility;
•possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;
•payment and performance by counterparties and customers as contracted and when due, including our counterparties maintaining ordinary course terms of supply and payments;
•changes in existing or the addition of new environmental, safety, tax and other laws to which we and our subsidiaries are subject, including those that may require significant expenditures, significant increases in operating costs or, in the case of noncompliance, substantial fines or penalties;
•the effectiveness of our risk-management policies and procedures, and employees violating our risk-management policies;
•the uncertainty of estimates, including accruals and costs of environmental remediation;
•advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;
•population growth rates and changes in the demographic patterns of the markets we serve, and economic conditions in these areas’ housing markets;
•acts of nature and the potential effects of threatened or actual terrorism and war, including recent events in Europe and the Middle East;
•the sufficiency of insurance coverage to cover losses;
•the effects of our strategies to reduce tax payments;
•changes in accounting standards;
•changes in corporate governance standards;
•existence of material weaknesses in our internal controls;
•our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;
•our ability to attract and retain talented employees, management and directors, and shortage of skilled-labor;
•unexpected increases in the costs of providing health care benefits, along with pension and postemployment health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans; and
•our ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by
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ONE Gas Announces Fourth Quarter and Full Year 2023 Financial Results
Feb. 21, 2024

these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces Fourth Quarter and Full Year 2023 Financial Results
Feb. 21, 2024

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Years Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(Thousands of dollars, except per share amounts)

Total revenues	$605,917	$818,208	$2,371,990	$2,578,005

Cost of natural gas	267,560	504,693	1,134,510	1,459,087

Operating expenses
Operations and maintenance	141,478	132,759	508,399	472,265
Depreciation and amortization	72,584	61,065	279,830	228,479
General taxes	17,160	16,112	71,661	68,217
Total operating expenses	231,222	209,936	859,890	768,961
Operating income	107,135	103,579	377,590	349,957
Other income (expense), net	4,666	3,152	9,476	(4,183)
Interest expense, net	(29,778)	(26,040)	(115,339)	(77,506)
Income before income taxes	82,023	80,691	271,727	268,268
Income taxes	(11,290)	(13,659)	(40,495)	(46,526)
Net income	$70,733	$67,032	$231,232	$221,742

Earnings per share
Basic	$1.27	$1.23	$4.16	$4.09
Diluted	$1.27	$1.23	$4.14	$4.08

Average shares (thousands)
Basic	55,670	54,337	55,600	54,207
Diluted	55,752	54,504	55,860	54,338
Dividends declared per share of stock	$0.65	$0.62	$2.60	$2.48

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ONE Gas Announces Fourth Quarter and Full Year 2023 Financial Results
Feb. 21, 2024

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$8,468,967	$7,834,557
Accumulated depreciation and amortization	2,333,755	2,205,717
Net property, plant and equipment	6,135,212	5,628,840
Current assets
Cash and cash equivalents	18,835	9,681
Restricted cash and cash equivalents	20,552	8,446
Total cash, cash equivalents and restricted cash and cash equivalents	39,387	18,127
Accounts receivable, net	347,864	553,834
Materials and supplies	77,649	70,873
Natural gas in storage	187,097	269,205
Regulatory assets	75,308	275,572
Other current assets	37,899	29,997
Total current assets	765,204	1,217,608
Goodwill and other assets
Regulatory assets	287,906	330,831
Securitized intangible asset, net	293,619	323,838
Goodwill	157,953	157,953
Other assets	131,100	117,326
Total goodwill and other assets	870,578	929,948
Total assets	$7,770,994	$7,776,396

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ONE Gas Announces Fourth Quarter and Full Year 2023 Financial Results
Feb. 21, 2024

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	December 31,	December 31,
	2023	2022
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 56,545,924 shares at December 31, 2023; issued and outstanding 55,349,954 shares at December 31, 2022	$565	$553
Paid-in capital	2,028,755	1,932,714
Retained earnings	737,739	651,863
Accumulated other comprehensive loss	(1,182)	(704)
Total equity	2,765,877	2,584,426
Other long-term debt, excluding current maturities, net of issuance costs	1,877,895	2,352,400
Securitized utility tariff bonds, excluding current maturities, net of issuance costs	282,506	309,343
Total long-term debt, excluding current maturities, net of issuance costs	2,160,401	2,661,743
Total equity and long-term debt	4,926,278	5,246,169
Current liabilities
Current maturities of other long-term debt	772,984	12
Current maturities of securitized utility tariff bonds	27,430	20,716
Notes payable	88,500	552,000
Accounts payable	278,056	360,493
Accrued taxes other than income	68,793	78,352
Regulatory liabilities	66,901	47,867
Customer deposits	62,187	57,854
Other current liabilities	112,370	72,125
Total current liabilities	1,477,221	1,189,419
Deferred credits and other liabilities
Deferred income taxes	752,068	698,456
Regulatory liabilities	500,478	529,441
Employee benefit obligations	20,265	19,587
Other deferred credits	94,684	93,324
Total deferred credits and other liabilities	1,367,495	1,340,808
Commitments and contingencies
Total liabilities and equity	$7,770,994	$7,776,396

*Updated the consolidated balance sheet at December 31, 2022, to disaggregate “current maturities of other long-term debt,” which had previously been included in “other current liabilities,” to conform to the current-year presentation.
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ONE Gas Announces Fourth Quarter and Full Year 2023 Financial Results
Feb. 21, 2024

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	December 31,
(Unaudited)	2023	2022
	(Thousands of dollars)
Operating activities
Net income	$231,232	$221,742
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	279,830	228,479
Deferred income taxes	24,773	(22,034)
Share-based compensation expense	12,184	10,741
Provision for doubtful accounts	9,698	6,003
Proceeds from government securitization of winter weather event costs	197,366	1,330,582
Changes in assets and liabilities:
Accounts receivable	196,272	(213,656)
Materials and supplies	(6,776)	(15,981)
Natural gas in storage	82,108	(89,559)
Asset removal costs	(62,023)	(47,032)
Accounts payable	(90,046)	85,915
Accrued taxes other than income	(9,559)	11,317
Customer deposits	4,333	(4,600)
Regulatory assets and liabilities - current	7,249	52,417
Regulatory assets and liabilities - noncurrent	38,869	53,992
Other assets and liabilities - current	26,070	(23,377)
Other assets and liabilities - noncurrent	(2,048)	(14,107)
Cash provided by (used in) operating activities	939,532	1,570,842
Investing activities
Capital expenditures	(666,634)	(609,486)
Other investing expenditures	(8,508)	(8,632)
Other investing receipts	5,499	4,008
Cash used in investing activities	(669,643)	(614,110)
Financing activities
Borrowings (repayments) of notes payable, net	(463,500)	58,000
Issuance of other long-term debt, net of discounts	299,583	297,591
Issuance of securitized utility tariff bonds, net of discounts	—	335,931
Long-term debt financing costs	(2,508)	(8,567)
Issuance of common stock	85,259	133,711
Repayment of other long-term debt	—	(1,627,000)
Repayment of securitized utility tariff bonds	(20,716)	—
Dividends paid	(144,094)	(133,954)
Tax withholdings related to net share settlements of stock compensation	(2,653)	(3,169)
Cash provided by (used in) financing activities	(248,629)	(947,457)
Change in cash, cash equivalents, restricted cash and restricted cash equivalents	21,260	9,275
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	18,127	8,852
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$39,387	$18,127
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$80,726	$84,871
Cash paid (received) for income taxes, net	$20,844	$67,421

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ONE Gas Announces Fourth Quarter and Full Year 2023 Financial Results
Feb. 21, 2024

APPENDIX

ONE Gas, Inc.
KGSS-I SECURITIZATION

In November 2022, Kansas Gas Service Securitization I, L.L.C. (KGSS-I) issued $336 million of securitized utility tariff bonds. KGSS-I used the proceeds from the issuance to purchase the Securitized Utility Tariff Property from Kansas Gas Service, pay for debt issuance costs, and reimburse Kansas Gas Service for upfront securitization costs paid on behalf of KGSS-I.

Revenues for the three months ended Dec. 31, 2023, include an increase of $7.1 million associated with KGSS-I, which is offset by $5.0 million in amortization and operating expense and a $2.2 million increase in net interest expense. Revenues for the year ended Dec. 31, 2023, include an increase of $42.9 million associated with KGSS-I, which is offset by $27.1 million in amortization and operating expense and $15.7 million in net interest expense.

The following table summarizes the impact of KGSS-I on the consolidated balance sheets, for the periods indicated:

	December 31,	December 31,
	2023	2022
	(Thousands of dollars)
Restricted cash and cash equivalents	$20,552	$8,446
Accounts receivable	5,133	4,862
Securitized intangible asset, net	293,619	323,838
Current maturities of securitized utility tariff bonds	27,430	20,716
Accounts payable	394	3,204
Accrued interest	7,207	2,202
Securitized utility tariff bonds, excluding current maturities, net of discounts and issuance costs of $5.3 million and $5.9 million, respectively	282,506	309,343
Equity	1,768	1,681

The following table summarizes the impact of KGSS-I on the consolidated statements of income, for the periods indicated:

	Year Ended December 31,
	2023	2022
	(Thousands of dollars)
Operating revenues	$48,677	$5,769
Operating expense	(440)	(52)
Amortization expense	(30,219)	(3,521)
Interest income	696	6
Interest expense	(18,552)	(2,202)
Income before income taxes	$162	$—

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ONE Gas Announces Fourth Quarter and Full Year 2023 Financial Results
Feb. 21, 2024

APPENDIX

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Year Ended December 31,
	December 31,		December 31,
(Unaudited)	2023	2022	2023	2022
	(Millions of dollars)
Natural gas sales	$543.4	$769.2	$2,154.0	$2,412.9
Transportation revenues	$35.9	$33.6	$133.6	$126.5
Securitization customer charges	$12.9	$5.8	$48.7	$5.8
Other revenues	$13.7	$9.7	$35.7	$32.8
Total revenues	$605.9	$818.3	$2,372.0	$2,578.0
Cost of natural gas	$267.6	$504.7	$1,134.5	$1,459.1
Operating costs	$158.6	$148.9	$580.1	$540.4
Depreciation and amortization	$72.6	$61.1	$279.8	$228.5
Operating income	$107.1	$103.6	$377.6	$350.0
Net income	$70.7	$67.0	$231.2	$221.7
Capital expenditures and asset removal costs	$189.6	$209.6	$728.7	$656.5

Volumes (Bcf)
Natural gas sales
Residential	38.2	43.4	114.3	125.3
Commercial and industrial	12.6	13.4	40.6	43.2
Other	0.1	0.9	1.7	2.7
Total sales volumes delivered	50.9	57.7	156.6	171.2
Transportation	58.8	58.9	227.9	230.1
Total volumes delivered	109.7	116.6	384.5	401.3

Average number of customers (in thousands)
Residential	2,087	2,077	2,088	2,079
Commercial and industrial	161	162	162	161
Other	3	3	3	4
Transportation	12	12	12	12
Total customers	2,263	2,254	2,265	2,256

Heating Degree Days
Actual degree days	3,334	4,002	8,800	10,350
Normal degree days	3,812	3,854	9,772	9,832
Percent colder (warmer) than normal weather	(12.5)%	3.8%	(9.9)%	5.3%

Statistics by State
Oklahoma
Average number of customers (in thousands)	917	913	918	913
Actual degree days	1,172	1,417	3,125	3,621
Normal degree days	1,318	1,318	3,346	3,346
Percent colder (warmer) than normal weather	(11.1)%	7.5%	(6.6)%	8.2%

Kansas
Average number of customers (in thousands)	647	646	648	648
Actual degree days	1,549	1,834	4,117	4,779
Normal degree days	1,821	1,821	4,721	4,722
Percent colder (warmer) than normal weather	(14.9)%	0.7%	(12.8)%	1.2%

Texas
Average number of customers (in thousands)	699	695	699	695
Actual degree days	613	751	1,558	1,950
Normal degree days	673	715	1,705	1,764
Percent colder (warmer) than normal weather	(8.9)%	5.0%	(8.6)%	10.5%

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